DTS8 COFFEE APPOINTS NEW CEO AND LOOKS TO ACCELERATE GROWTH

Minden, Nevada, August 11, 2015: DTS8 Coffee Company, Ltd., (BKCT:OTCQB, 9BE:BERLIN) announced today, that effective August 10, 2015, Mr. Douglas Thomas was appointed as a director, President, Chief Executive Officer, Chief Financial Officer and Secretary of the Company.  Mr. Thomas will manage the day-to-day business affairs of DTS8. The change is necessary as DTS8 looks to improve its finances, launch new brand initiatives, and leverage the “DTS8 Coffee” brand name to pursue new coffee sales opportunities.

Mr. Alex Liang, Chairman of DTS8 said “Mr. Thomas, our new CEO, brings a wealth of public company, marketing and management experience to DTS8. It is time for a management change following relatively weak revenue growth in China. China is one of the most highly sought after and a strong growing coffee markets in the world. We are excited with the management change. We look forward to increased market share, revenues and enhanced shareholder value.”

Effective August 10, 2015, Mr. Sean Tan the current Chief Executive Officer resigned as an officer and a director of the Company, and his management contract dated March 31, 2011, was also terminated.

DTS8 Coffee Company, Ltd. (“DTS8”) is a leading purveyor of fresh, artisan roasted, and gourmet coffee in Shanghai, China. DTS8 roasts, markets and wholesales its “DTS8 Premium”, “Single Origin Premium”, “Don Manuel”, and “Private Label” brands in Shanghai and other cities in China. DTS8 coffees are well regarded by consumers for their uniqueness, consistency and special flavor characteristics, and are sold through distribution channels reaching consumers at restaurants, multi-location coffee shops and offices.  Visit us at www.dts8coffee.com.

Except for the historical matters contained herein, statements in this press release contain “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties, which may affect DTS8’s current and future business and prospects. Actual results could differ materially, as a result of various risk factors including but not limited to: (1) competition in the markets for DTS8’s coffee; (2) the ability of DTS8 to execute its business plan; and (3) other factors detailed in DTS8’s public filings with the SEC. By making these forward-looking statements, DTS8 can give no assurances that transactions described in this press release will be successfully completed, and undertakes no obligation to update these statements for revisions or changes after the date of this press release. This release should be read in conjunction with DTS8’s Annual Report on Form 10-K and its other filings with the SEC through the date of this release, which identifie important factors that could affect the forward-looking statements in this release. In addition, factors that could cause actual results to differ materially from those contemplated in the statements include, without limitation, overall economic conditions, and other risks associated generally with the coffee business. These forward-looking statements are not guarantees of future performance.

USA:   Peter Baxter, Investor Relations: 775-360-3031 - info@dts8coffee.com